Joint Filer Information

NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Prentice Capital Management, LP

ISSUER: Gaiam, Inc.

DATE OF EVENT REQUIRING STATEMENT: February 6, 2007

SIGNATURE:

/s/ Michael Zimmerman
--------------------------------------
    Michael Zimmerman